Exhibit 6.3

TERMS AND CONDITIONS

This Terms & Conditions Agreement ("Agreement") set forth herein is between C.O. Enterprises, LLC., a California Limited Liability Company (Hereafter "Company"), located at 7080 Hollywood Blvd., Suite 1100, Los Angeles, CA. 90028, and Dubuc Motors, 2915 Ogletown Road, Newark, DE 19713. This Agreement is effective and binding as of this date of February 23, 2016. As set forth further in the accompany proposal, Company and Client will be working together on an equity crowdfunding campaign whereby Company will be marketing Client’s crowdfunding campaign via a Startengine.com webpage (Hereafter "Platform"). For purposes of this Agreement, this crowdfunding campaign will be referred to as Dubuc Motors (Hereafter "Crowdfunding Campaign").

1. PAYMENT TERMS

Payment for agreed upon Marketing and Publicity Fee of $100,000.00 USD is due in three (3) installments with $15,000.00 USD on signed terms date of this Agreement, $15,000.00 USD sixty (60) days after signed terms, and the remaining balance of $70,000.00 due within fifteen (15) days of Client receiving campaign funds.

Client acknowledges and agrees that Platform will also take fees for their services relating to this Crowdfunding Campaign. These fees are set forth on Platform’s website (Fees & Pricing) at:  https://www.startengine.com

These fees are completely unrelated to Company’s fees as set forth herein this Agreement.

2. COSTS

All marketing costs related to this Crowdfunding Campaign will be paid by Client. These costs include, without limitation, marketing, advertising, and additional graphic design on Client’s approval. Company will advise on how all marketing costs on this Crowdfunding Campaign shall be allocated. Client agrees to make a minimum of $25,000.00 available to Company for marketing costs related to this Crowdfunding Campaign. Company shall use its discretion and experience in allocating the marketing/advertising costs expended during this Crowdfunding Campaign and report back all costs to Client. Client agrees and warrants that Company shall choose the PR Agent for the Crowdfunding Campaign unless otherwise agreed upon in writing. Client will also be responsible for any and all Compliance services required for the duration of the Equity Crowdfunding campaign.

3. NON-GUARANTEES/NO WARRANTY

Client understands that Company does not and cannot make any guarantees about Client’s Crowdfunding project. No language or provision in this Agreement or any related proposal shall be construed as a guarantee or warranty of any type by Company. This includes, without limitation, the success of this Crowdfunding Campaign, the amount of funds raised on this Crowdfunding Campaign, web "traffic" as to this Crowdfunding Campaign, Press or Media coverage, or anything relating to the scope of work or quality of work by Company on this Crowdfunding Campaign. Company agrees to exercise reasonable efforts in delivering the services. Client agrees and understands that Company has no fiduciary duty to Client. Company’s services are provided on an

"as is" and "as available" basis without any warranties, express or implied, including, without limitation, implied warranties of merchantability or fitness for a particular purpose. Use of Company’s services is at Client’s own risk.

4. DELIVERIES

Client understands that Company puts sufficient resources, time, and effort into Client’s Crowdfunding Campaign. This includes, without limitation, the preparation for the launch of Client’s Equity Crowdfunding Campaign. Client understands and agrees that Company relies upon Client’s delivery of the requested resources to prepare for Client’s Crowdfunding Campaign. Accordingly, Client warrants and agrees that within 30 days of the execution of this Agreement, Client will provide Company with the following "Deliveries":

  Approved Company Logo(s) and Style Guide
  Campaign Video
  Campaign Photography
  Technical Specifications
  Access to Social Media Channels

Client understands and agrees that should Client fail to provide these aforementioned Deliveries, Company will have used its resources to its detriment as these resources could have been used more efficiently in other areas. Accordingly, Client warrants and agrees to pay an additional commitment fee of $15,000.00 if such Deliveries are not provided to Company within 30 days of the execution of this Agreement. This payment will be due within 7 days of the expiration of the 60 day period and written notice provided by Company to Client. Should payment not be received Client will be in material breach of this Agreement. Both Company and Client agree to work in good-faith when dealing with this issue.

5. CAMPAIGN SCOPE

Client understands that Company puts sufficient resources, time, and effort into Client’s Crowdfunding Campaign. Client understands that Company will work with Client on a timeline for three (3) months of the Crowdfunding Campaign; including the remaining two (2) months of "Test The Waters" or ("TTW") phase of the campaign. The timeline for launch of the Crowdfunding Campaign will be under 14 days from the date of the execution of this Agreement.

6. TERMINATION/REFUNDS

Any initial marketing fee paid by Client shall be fully refundable for a period of 3 days after the execution of this Agreement. After such time Client’s commitment fee shall be non-refundable. Client understands that Company will spend a great amount of time and resources in working on this Crowdfunding

Campaign. Accordingly, after this 3 day window, all commitment fee funds are non-refundable. Client further understands and agrees that Company may terminate its work with Client for breach of contract as described herein this Agreement, provided that Company notifies Client in writing of its intention to do so at least 3 business days prior to such termination. At this time, Company shall have no obligation to Client.

7. ADMINISTRATOR OF CAMPAIGN

For the purposes of this Crowdfunding Campaign only, Company will be the acting Campaign "Administrator" during and until such time as Company is paid in full pursuant to this Agreement. At such time as Company is paid in full pursuant to this Agreement, Company shall transfer the sole "Administrator" rights and capabilities to Client. If applicable, Company shall remain to be listed on the Crowdfunding Campaign’s "Team" on its Platform website in perpetuity, unless Company chooses otherwise and notifies Client accordingly.

8. CONTROL OF CAMPAIGN

Company shall have the primary access to this Crowdfunding Campaign and will be provided all required login information by Client to access Crowdfunding Platform. Company shall have the right to make changes, modifications, and edits to the Campaign. Company shall have the right to provide updates to backers of the Crowdfunding Campaign and to make any comments on behalf of Company on the Platform website relating to the Crowdfunding Campaign or Crowdfunding Campaign’s Facebook Page. Client shall have the right to respond to any "comments" on the Platform website as well as the Crowdfunding Campaign’s Facebook page. Company shall have the sole right to create all forms of advertisements relating to the Crowdfunding Campaign. Company agrees to work in good-faith with Client on all issues addressed herein Section 6. Client agrees and understands that Company’s business hours are from 9:00 A.M. Pacific Time – 6:00 P.M. Pacific Time, Monday through Friday. Client understands and agrees that should client contact Company outside of business hours Client may not get a response for a delayed period of time which may be greater than 24 hours.

9. CAMPAIGN FULFILLMENT

Client understands and agrees that Client is solely responsible for the fulfillment of any and all rewards and/or perks relating to this Crowdfunding Campaign. Company will take no role in the fulfillment of any and all rewards and/or perks. Client takes full and sole responsibility for the fulfillment of this Crowdfunding Campaign’s rewards and/or perks. As set forth herein below in Section 8, Company shall be indemnified to the fullest extent relating to any fulfillment issues on this Crowdfunding Campaign. Company does not owe Client or any other individual or entity any obligation to fulfill any commitment relating to any reward and/or perk, despite any language used in any third party "Terms Of Use." This includes, without limitation, Platform (https://www.indiegogo.com/about/terms) & (https://www.kickstarter.com/terms-of-use)

10. INDEMNITY

Client agrees to indemnify, defend and hold harmless, Company and its subsidiaries, affiliates, employees, contractors, agents, officers and directors, from and against any and all liabilities, damages, losses, claims, lawsuits, obligations, judgments, fines, penalties, costs and expenses, including without limitation, attorneys’ fees and expenses, incurred by Company for any issues, complaints, or legal actions relating to Client and this Crowdfunding Campaign. This includes, without any limitation, intellectual property issues, campaign fulfillment issues, and anything else related to this Crowdfunding Campaign. Company, at its choice, may assume the exclusive defense and control of any matter for which Client has agreed to indemnify Company any Client agrees to assist and cooperate with Company in the defense or settlement of any such matters.

11. INTELLECTUAL PROPERTY RIGHTS

 Client warrants and represents that it has all necessary intellectual property rights to the product(s) relating to this Crowdfunding Campaign. This includes, without limitation, any and all necessary patents, patent applications, trademarks, copyrights, and any and all other necessary intellectual property rights. Client agrees and understands that Company may be severely damaged by any breach or alleged breach of any intellectual property rights relating to this Crowdfunding Campaign. Any such breach of alleged breach may cause Company to immediately cease work on this Crowdfunding Campaign, and seek all applicable damages including, without limitation, punitive damages and consequential damages. Company will not retain ownership in any intellectual property rights of Client’s as a result of this Crowdfunding Campaign. Client will not retain any intellectual property rights of Company as a result of this Crowdfunding Campaign. Upon payment in full to Company pursuant to this Agreement Client shall own all graphic designs and emails relating to this Crowdfunding Campaign.

12. AUTHORIZED SIGNATORY

Client warrants and represents that Client is authorized to sign on behalf of Client as an office, director, or other authorized signatory of Client. Client also represents and warrants that all officers, directors, and owners of Client are aware of this Agreement being entered into and have authorized Client to sign on their behalf.

13. CONFIDENTIALITY

Company and Client hereby state, represent, warrant, and agree that the terms and conditions of this Agreement and each and every document and communication regarding this Agreement, including, but not limited to, the fact of and the amount of the payment required herein, are strictly confidential. Company and Client agree that they will not seek or promote publicity nor cooperate in any efforts to promote or publicize any of the terms or conditions of this Agreement, including, but not limited to, the fact of and the amount of any of the payments required herein. All matters relating to this Agreement and this Crowdfunding Campaign are strictly confidential. This also includes, without limitation, any information, documentation, communications, relating to marketing, trade secrets, intellectual property, and all other aspects of this Crowdfunding Campaign.

Notwithstanding the foregoing, Company and Client may communicate the terms of this Agreement if compelled by subpoena or as otherwise required by law. Company and Client may also communicate the terms of this Agreement to their legal counsel, tax advisors, insurers, and accountants, provided that each party first advise them of the confidentiality provisions of this Agreement and secure their agreement not to communicate, discuss, disclose, disseminate, or publish the terms and conditions of this Agreement.

Company and Client agree that disclosure of any of the terms and conditions of this Agreement in violation of the foregoing shall constitute and be treated as a material violation in breach of this

Agreement and the breaching party shall be liable for all damages resulting from such breach. The parties recognize and agree that they will mutually benefit from a procedure for resolving any claim of breach of this provision in an expeditious, cost efficient, fair and impartial manner.

14. MODIFICATION OF AGREEMENT

This Agreement may be supplemented, amended or modified only by the mutual agreement of the parties. No supplement, amendment or modification of this Agreement shall be binding unless it is in writing and signed by the parties.

15. COUNTERPARTS/ELECTRONIC SIGNATURE

This Agreement may be executed in counterparts, each of which shall be deemed to be an original hereof, all of which, taken together, constituting one and the same document. E-mail and facsimile signatures shall have the same force and effect as originals.

 16. BINDING UPON SUCCESSORS AND ASSIGNS

Except as provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of both Company and Client’s respective successors, heirs and assigns.

17. SEVERABILITY

This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision should be prohibited or invalid under applicable law, such provision shall be construed as ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and shall be interpreted so as most harmoniously to reflect the basic intent and integrity of this Agreement.

18. CONSTRUCTION OF AGREEMENT

This Agreement shall not be construed in favor of or against either Company or Client, regardless of which party initially drafted the Agreement. This Agreement was reached through arms-length negotiations represents a final, mutually agreeable compromise.

19. CAPTIONS

The captions in this Agreement are inserted for convenience only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

20. VOLUNTARY AGREEMENT

Company and Client hereto expressly declares and represents that he, she or it has read the foregoing Agreement and he, she or it has consulted with his, her or its respective counsel regarding the meaning of the provisions, terms and conditions contained herein. Company and Client hereto further expressly declares and represents that he, she or it fully understands the content and effect of this Agreement, that he, she or it approves and accepts the terms and conditions contained herein and that this Agreement is executed freely, voluntarily and with approval of counsel. Company and Client warrant that they are fully authorized and competent to execute the Agreement and that the signatories are suffering from no condition or disability to prevent the knowing execution of this Agreement.

21. NOTICES AND OTHER COMMUNICATION

Any notice to be given under this Agreement shall be delivered in writing by: (i) personal delivery; (ii) registered or certified first class U.S. mail, return receipt requested; (iii) prepaid overnight delivery service, receipt requested; (iv) facsimile (where the noticing party maintains and makes available the facsimile confirmation sheet); or (v) e-mail; addressed in each case to the party for whom intended at their last known address or number, as applicable, unless otherwise required by law.

22. DISPUTE RESOLUTION

 The construction, performance and enforcement of this Agreement shall be governed by the State of California, without reference to any conflict of law provisions. The venue for this agreement shall be Los Angeles, California. In the event of a dispute, the prevailing party shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the judge shall for good cause determine otherwise.

22. DISCLAIMER

Company counsels clients on how to manage their marketing and public relations efforts at important inflection points of their businesses. Company is not a registered or licensed broker, dealer, broker-dealer, investment adviser, investment manager, or funding portal in any jurisdiction, nor does Company engage in any activities that would require any such registration.

Company occasionally assists clients during periods in which those clients are launching or running equity crowdfunding campaigns; however, Company does not endorse any security and its services to or statements about its clients should never be construed as any endorsement of or opinion about any security of any client or the prospects of a client’s future performance. No communications by Company are or should be construed as an offer to sell, or a solicitation of an offer to buy or subscribe for, any securities.

Company does not verify, and makes no warranty, express or implied, regarding, the accuracy or completeness of information concerning its clients. Neither Company nor any of its mangers, members, employees, representatives, affiliates, or agents shall have any liability arising from or relating to any in accuracy or incompleteness of any fact or opinion in any materials or communications regarding any of its clients.

THE PARTIES, BY THEIR SIGNATURES BELOW, HAVE EXECUTED THIS AGREEMENT AND AGREE TO BE BOUND BY IT.

IN WITNESS WHEREOF the parties bound have set forth their hands below.

Date: /s/ Jonathan Chaupin	Date: February 23, 2016
/s/ Mike Kakogiannakis
CO Enterprises, LLC. dba Agency 2.0 By: Jonathan Chaupin Its: Chief Operating Officer	Dubuc Motors By: Mike Kakogiannakis Its: Co-Founder & COO